Filed pursuant to Rule 433 | Registration Statement Nos. 333-162193 and 333-162193-01

BUILDING TOMORROW™

Finally, a trend you'll want to follow.

The RBS US Large Cap Trendpilot™ ETN provides exposure to the S&P 500® Total Return Index or the yield on 3-month US Treasury bills using a systematic strategy. By moving in and out of tracking the S&P 500® Total Return Index according to an objective and transparent methodology, the RBS US Large Cap Trendpilot™ ETN provides exposure to equities in positive trending markets, and exposure to 3-month US Treasury bills in negative trending markets. Now, that's a trend worth following.

The Trend is Your Friend™

Visit **rbs.com/etnUS** or call **1-855-RBS-ETPS** to learn more.



rbs.com/etnUS

RBS®

IMPORTANT INFORMATION: The Royal Bank of Scotland N.V. (RBS NV) and RBS Holdings N.V. (RBS Holdings) have filed a registration statement (including a prospectus) with the US Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about RBS NV and RBS Holdings, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS NV, RBS Holdings, RBS Securities Inc. (RBSSI) or any dealer participating in the relevant offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling 1-855-RBS-ETPS (toll-free).

"Standard & Poor's®", "S&P®" and "S&P 500®" are trademarks of Standard & Poor's ("S&P") and have been licensed for use by RBS Securities Inc. ("RBSSI") and its affiliates. The RBS US Large Cap Trendpilot™ ETNs are not sponsored, endorsed, sold or promoted by S&P and S&P does not make any representation regarding the advisability of investing in such ETNs.

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